Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Lake Forest Minerals Inc., of our report dated July 25, 2008 on our audit of the financial statements of Lake Forest Minerals Inc. as of June 30, 2008, and the related statements of operations, stockholders' equity and cash flows for the period from inception (June 23, 2008) through June 30, 2008, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
August 6, 2008




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501